Exhibit 99.1

                                                             NEWS RELEASE

Contacts: Randy Guba, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES RescheduleS FISCAL 2009

Second Quarter Earnings Release and Conference Call

IES TO FILE FORM 12b-25 -- NOTIFICATION OF LATE FILING

HOUSTON — May 11, 2009 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced that it will file “Form 12b-25 – Notification of Late Filing” with the Securities and Exchange Commission and has postponed the release of its fiscal 2009 second quarter results, previously scheduled for Monday, May 11, 2009, and the related conference call previously scheduled to take place on Tuesday May 12, 2009.

IES is unable to file its quarterly report on Form 10-Q for the period ended March 31, 2009 within the prescribed time period, as the Company requires additional time to complete verification and reconciliation of certain financial information required in the Form 10-Q. The Company has concluded that the five day extension will allow it to avoid unreasonable effort and expense in completing the Form 10-Q, as well as provide the Company’s independent auditor with the time necessary to complete its review of the final reconciliation. The reconciliation item in question relates to certain intercompany accounts that have a potential non-cash after-tax impact of approximately $0.4 million.

In addition, the Company’s financial statements for the three months ended March 31, 2009 may include certain non-cash charges related to the correction of prior period accounting errors. Such charges are estimated to have an after-tax impact of approximately $0.8 million. Management determined that $0.4 million of the errors related to the fiscal year ended September 30, 2008 and $0.4 million was related to the fiscal first quarter of 2009. Management believes these non-cash corrections are not material and should be reflected in cost of services and selling, general and administrative expenses in the fiscal second quarter.

Upon completion of its review, the Company will evaluate the cumulative effect of all errors to determine if a restatement of the prior period financial statements is necessary. If no restatement is necessary, the Company will file the Form 10-Q within the prescribed five day extension period.

The Company has rescheduled its fiscal second quarter earnings to be released on or before Monday, May 18, 2009 before the market opens. In conjunction with the rescheduled release, the Company has rescheduled its conference call, which will now be broadcast live over the Internet, for Monday, May 18, 2009 at 9:30 a.m. Eastern Time.

     What:     Integrated Electrical Services Rescheduled Fiscal 2009 Second Quarter

                   Earnings Call

     When:    Monday, May 18, 2009 at 9:30 a.m. EDT / 8:30 CDT

     How:      Live via phone – By dialing 480-629-9690, or live over the Internet by logging onto the web at:

     Where:   http://www.ies-co.com

For those who cannot listen to the live call, a telephonic replay will be available through May 19, 2009 and may be accessed by calling 303-590-3030 and using the pass code 4077397#.  An archive of the webcast will be available after the call for a period of 60 days on http://www.ies-co.com.

Integrated Electrical Services, Inc. is a national provider of electrical and communications solutions to the commercial, industrial and residential markets. The Company offers system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

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